MARYLAND ECONOMIC DEVELOPMENT CORPORATION

REOFFERING AGREEMENT

$109,500,000
Pollution Control Revenue Refunding Bonds
(Potomac Electric Project)
2006 Series

This is a Reoffering Agreement dated March 10, 2009 among Potomac Electric Power Company (the “Company”), Morgan Stanley & Co. Incorporated, as remarketing agent (the “Remarketing Agent”) under the Indenture (as hereinafter defined) and Morgan Stanley & Co. Incorporated, KeyBanc Capital Markets Inc., SunTrust Robinson Humphrey, Inc. and Wachovia Bank, National Association (collectively, the “Underwriters”).

SECTION 1.	BACKGROUND.

(a)           The Maryland Economic Development Corporation (the “Issuer”) issued $109,500,000 of its Pollution Control Revenue Refunding Bonds (the “Bonds”) on April 13, 2006.  The proceeds of the Bonds were used to refinance a portion of the cost of acquiring, constructing, installing and equipping certain (a) air pollution control facilities at the Chalk Point Generating Station, a coal-fired generating station located in Prince George’s County, Maryland previously owned by the Company and (b) air and water pollution control facilities at the Dickerson Generating Station, a coal-fired generating station located in Montgomery County, Maryland previously owned by the Company.

(b)           The Bonds were issued pursuant to a Trust Indenture, dated as of April 1, 2006 (as heretofore amended and supplemented, the “Original Indenture”) between the Issuer and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).  At the Closing Time (as defined below), the Issuer and the Trustee will enter into a second supplemental indenture supplementing and amending the Original Indenture for the purpose of (i) modifying the redemption provisions of the Bonds and (ii) providing that the Bonds will automatically accelerate upon an acceleration of the Senior Notes (as defined below) (the “Indenture Supplement”) (the Original Indenture, as so supplemented and amended, the “Indenture”).  The Bonds are limited obligations of the Issuer payable, except to the extent payable from Bond proceeds or investment earnings thereon, solely from and are secured solely by a pledge of, revenues received by the Issuer under a Loan Agreement, dated as of April 1, 2006 (as heretofore amended and supplemented, the “Loan  Agreement”) between the Issuer and the Company.

(c)           As security for the Bonds, the Trustee holds $109,500,000 principal amount of senior notes (the “Senior Notes”) issued under an Indenture dated as of November 17, 2003 (as heretofore amended and supplemented, the “Original Senior Indenture”) between the Company and The Bank of New York Mellon (formerly known as  The  Bank  of  New  York),  as  Trustee  (the  “Senior Indenture Trustee”).    At  the

Closing Time, the Company will execute a supplemental officer’s certificate for the purpose of (i) adding an additional covenant with respect to the release date under the Original Senior Indenture and (ii) providing for redemption of the Senior Notes upon an acceleration of the Bonds (the “Supplemental Officer’s Certificate”) (the Original Senior Indenture, as so amended and supplemented, the “Senior Indenture”).  The Senior Notes are secured by $109,500,000 principal amount of first mortgage bonds (the “Collateral Bonds”) issued under a Mortgage and Deed of Trust, dated July 1, 1936 between the Company and The Bank of New York Mellon (formerly known as The Bank of New York and as successor-in-interest to The Riggs National Bank of Washington, D.C.), as trustee (as heretofore amended and supplemented, the “Mortgage”).

(d)           In accordance with the Indenture, the Company has elected to convert the interest rate mode on the Bonds to the “term rate” (as defined in the Indenture, the “Term Rate”).  The Bonds, subject to certain conditions, are expected to be converted on March 17, 2009 (the “Conversion Date”) to bear interest from that date at a fixed rate until maturity.  Accordingly, the conversion to a fixed rate requires the Remarketing Agent to offer for sale and use its best efforts to sell the Bonds.

(e)           A preliminary reoffering circular dated March 5, 2009, including the Appendices thereto and all documents incorporated therein by reference (the “Preliminary Reoffering Circular”), which the Company deems final as of its date, except for the omission of the interest rate and selling compensation and other terms of the Bonds depending on such matters, and a reoffering circular dated March 10, 2009, which includes the information omitted from the Preliminary Offering Circular, will be distributed in connection with the reoffering of the Bonds.  The reoffering circular, as it may be amended or supplemented, including the Appendices thereto (collectively, the “Appendix”), and all documents incorporated therein by reference is collectively referred to as the “Reoffering Circular.”

(f)           The Remarketing Agent shall not incur any liability to the Company for its actions as Remarketing Agent or Underwriter, as the case may be, pursuant to the terms hereof or of the Indenture except for (i) its negligence or willful misconduct and (ii) the liabilities for which the Remarketing Agent and each Underwriter has agreed to indemnify the Company and others pursuant to Section 5(a)(ii).

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

(a)           The financial statements of the Company and its subsidiaries contained or incorporated by reference in the Appendix to the Reoffering Circular present fairly the financial position of the Company as of the dates indicated and the results of its operations for the periods specified; such financial statements have been prepared in conformity with United States generally accepted accounting principles consistently applied (except as stated therein) with respect to the periods involved; the schedules incorporated by reference in the Appendix present fairly the information required to be stated therein; and the financial statements and other financial data incorporated by reference in the Appendix comply as of the date hereof, and as of the Closing Time will comply, in all material respects with the requirements of paragraph (e) of Item 10 of Regulation S-K.

(b)           PricewaterhouseCoopers LLP, which audited certain of the financial statements incorporated by reference into the Appendix are independent public accountants as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder.

(c)           The Reoffering Circular does not, and, at the Closing Time, the Reoffering Circular, as it may be amended and supplemented, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that (i) none of the representations and warranties in this paragraph (c) shall apply to any statements in or omissions from the Reoffering Circular made in reliance upon and in conformity with information furnished in writing to the Company by the Remarketing Agent, the Underwriters or the Issuer expressly for use therein, or to the information contained under the headings “THE ISSUER” and “TAX MATTERS,” and the information in Appendices B and C, and (ii) at any time prior to the Closing Time, the Company shall have the right to require, and shall have the right of prior approval of, any amendment or supplement to the Reoffering Circular.

(d)           The documents specified in the Appendix as being incorporated by reference therein, when they were filed with the Securities and Exchange Commission (the “Commission”), complied in all material respects with the applicable provisions of the Exchange Act and the regulations promulgated thereunder and any documents which become incorporated by reference after the date hereof and prior to the termination of the reoffering of the Bonds, when they are filed with the Commission, will comply in all material respects with the applicable provisions of the Exchange Act and the regulations promulgated thereunder.

(e)           The Company hereby confirms the representations, warranties, covenants and agreements on the part of the Company in the Loan Agreement and in the Tax Certificate and Agreement (the “Tax Agreement”) dated as of April 13, 2006, executed and delivered by the Company.  Any information supplied in writing by the Company to McKennon Shelton & Henn LLP and designated as being for use by such firm to render its opinion as Bond Counsel, is true, correct and complete in all material respects.

(f)           There is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any public board or body pending to which the Company is a party or, to the knowledge of the Company, threatened against or affecting the Company, wherein the decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated by this Reoffering Agreement or the Reoffering Circular or have a material adverse effect on the validity or enforceability of the Bonds, the Senior Indenture or this Reoffering Agreement or (ii) except as set forth in the Reoffering Circular, have a material adverse effect on the business, condition (financial or otherwise)

or results of operations of the Company and its subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”).

(g)           Since April 1, 2008, the Company has filed timely all reports and all definitive proxy and information statements required to be filed by the Company with the Commission pursuant to the Exchange Act and the regulations thereunder; the Company is a wholly-owned subsidiary of Pepco Holdings, Inc., a Delaware corporation (“PHI”); and PHI meets the “Registrant Requirements” for eligibility for the use of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

(h)           The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the District of Columbia and the Commonwealth of Virginia with all corporate power and other authority, including franchises, necessary to own or lease its properties and conduct its business and enter into this Reoffering Agreement and the transactions contemplated by the Reoffering Circular.  The Company is qualified to do business as a foreign corporation in all other states and jurisdictions wherein the nature of the business transacted by the Company or its ownership or leasing of properties requires such qualification, except to the extent where a failure to so qualify would not constitute a Material Adverse Effect.

(i)           The Company has no “significant subsidiaries” as defined in Rule 1-02 of Regulation S-X.

(j)           The authorized, issued and outstanding capital stock of the Company is as set forth in the Reoffering Circular.  The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are owned by PHI; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(k)           Since the respective dates as of which information contained in the Reoffering Circular is given, and except as set forth therein or contemplated thereby, there has not been any material adverse change in, the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business (such change, a “Material Adverse Change”).

(l)           Prior to the original issuance of the Bonds, the Company filed with the District of Columbia Public Service Commission (“DCPSC”) an application and any necessary amendment or amendments thereto, and obtained from the DCPSC an appropriate order authorizing the borrowing from the Issuer of the proceeds from the sale of the Bonds pursuant to the Loan Agreement and the transactions related thereto and the Company has complied with all terms and conditions contained in such order.  The Company is not required to obtain any other consents, approvals or authorizations in connection with the transactions contemplated in the Reoffering Circular.

(m)           The Reoffering Agreement has been duly authorized by the Company.

(n)           The sale of the Bonds to the Remarketing Agent will not be subject to any Maryland issuance, transfer or other documentary stamp taxes.

(o)           The Company is in compliance with all previous undertakings made by it pursuant to Section (b)(5)(i) of Rule 15c2-12 of the Commission (“Rule 15c2-12”) under the Exchange Act.

(p)           The Senior Indenture has been duly authorized, and the Senior Indenture (excluding the Supplemental Officer’s Certificate) has been, and at the Closing Time, the Senior Indenture will have been duly executed and delivered by the Company; and the Senior Indenture (excluding the Supplemental Officer’s Certificate) constitutes, and, at the Closing Time, the Senior Indenture will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(q)           The Senior Notes have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be entitled to the benefits of the Indenture ratably with all other securities outstanding thereunder.

(r)           The Mortgage has been duly authorized, executed and delivered by the Company; and the Mortgage constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting mortgagees’ and other creditors’ rights and to general equity principles and except to the extent that the law of the jurisdictions in which the mortgaged property is located may limit or deny certain remedial provisions of the Mortgage.

(s)           The Collateral Bonds have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be entitled to the benefits of the Mortgage ratably with all other securities outstanding thereunder.

(t)           The descriptions of the Bonds (except for information relating to the status of interest on the Bonds for tax purposes), the Indenture, the Senior Notes, the

Senior Indenture, the Mortgage and the Collateral Bonds in the Reoffering Circular are accurate in all material respects.

(u)           The Company has good and marketable title to all real property owned by the Company and described in the Mortgage as subject to the lien thereof, and good title to all other property owned by the Company and so described as subject to such lien, in each case, subject only to such exceptions, defects and qualifications as do not (A) affect the value of any such properties that are material to the business of the Company in any material respect or (B) affect the use made or proposed to be made of such properties by the Company in any material respect; and the descriptions of all such property contained in the Mortgage are correct and adequate for purposes of the lien purported to be created by the Mortgage.

(v)           The Mortgage constitutes a valid first lien upon and security interest in the interest held by the Company in its property covered by the Mortgage, subject to no mortgage, pledge, lien, security interest, charge or other encumbrance of any kind (collectively, “Liens”) prior to the lien of the Mortgage except “permitted liens” (as defined in the Mortgage) and other Liens permitted by the Mortgage and to such other matters as do not materially affect the security for the Collateral Bonds.  The Mortgage by its terms effectively subjects to the lien thereof all property (except property of the kinds specifically excepted from the lien of the Mortgage) acquired by the Company after the date of the execution and delivery of the Mortgage, subject to no Lien prior to the lien of the Mortgage except (A) “permitted liens” (as defined in the Mortgage), (B) any Lien thereon existing at the time of such acquisition, (C) any Lien for unpaid portions of the purchase price thereof placed thereon at the time of such acquisition, (D) with respect to real property, any Lien placed thereon following the acquisition thereof by the Company and prior to the recording and filing of a supplemental indenture or other instrument specifically describing such real property, (E) as otherwise provided in Article XII of the Mortgage, (F) except for possible claims in bankruptcy and possible claims for taxes and (G) such other matters as would not materially affect the security for the Collateral Bonds.  The Mortgage has been duly recorded in the only counties in which any real property subject to the lien of the Mortgage is located, and all requisite steps have been taken to perfect the security interest of the Mortgage in personal property of the Company; all taxes and recording and filing fees required to be paid with respect to the execution, recording or filing of the Mortgage, the filing of financing statements and similar documents and the issuance of the Collateral Bonds will have been paid.

(w)           The Company is not in violation of its articles of incorporation or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company is subject (collectively, “Agreements and Instruments”) except for such defaults as have not resulted, and are not reasonably expected to result, in a Material Adverse Effect; and the execution, delivery and performance of this Reoffering Agreement and the consummation of the transactions contemplated herein (including the remarketing of the Bonds and the use of the proceeds from the sale of the Bonds as described in the Reoffering Circular) and compliance by the Company with its obligations hereunder, under the Senior Indenture, under the Mortgage and under the Loan Agreement do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien, other than the Lien of the Mortgage, upon any property or assets of the Company pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Liens as would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the articles of incorporation or bylaws of the Company or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its assets, properties or operations.  As used herein, a “Repayment Event” means any event or condition that gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company.

(x)           No labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers, customers or contractors, which, in either case, could reasonably be expected to result in a Material Adverse Effect.

(y)           The Company possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by it and is in compliance with the terms and conditions of all such Governmental Licenses, except (a) as disclosed in the Reoffering Circular or (b) where the failure so to possess any such Governmental License or to comply therewith would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and the Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses, the revocation or modification of which would, singly or in the aggregate, result in a Material Adverse Effect.

(z)           All of the leases and subleases material to the business of the Company, and under which the Company holds properties described in the Reoffering Circular, are in full force and effect, and the Company has no notice of any claim of any sort asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company to the continued possession of the leased or subleased premises under any such lease or sublease, that, if the subject of an adverse decision, ruling or finding, would have a Material Adverse Effect.

(aa)           The Company is not, and upon the sale of the Bonds as herein contemplated and the application of the net proceeds therefrom as described in the Reoffering Circular will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(bb)           Except as described in the Reoffering Circular and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) the Company is not in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there are no pending, or to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company and (D) to the knowledge of the Company, there are no events or circumstances that could reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company relating to Hazardous Materials or Environmental Laws.

(cc)           (i)  The Company has established and maintains the following:

(A) a system of “internal accounting controls” as contemplated in Section 13(b)(2)(B) of the 1934 Act (the “Accounting Controls”);

(B) “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the 1934 Act (the “Disclosure Controls”); and

(C)           “internal control over financial reporting” as such term is defined in Rule 13a-15(f) under the 1934 Act (the “Reporting Controls” and, together with the Accounting Controls and the Disclosure Controls, the “Internal Controls”);

(ii) The Internal Controls are evaluated by the Company periodically as appropriate and, in any event, as required by law;

(iii) Based on the most recent evaluations of the Accounting Controls, the Accounting Controls perform the functions for which they were established in all material respects;

(iv)           As of the most recent date as of which the effectiveness of the design and operation of the Disclosure Controls were evaluated by the Company, the Disclosure Controls were effective to provide reasonable assurance that material information relating to the Company and its subsidiaries that is required to be disclosed in reports filed with, or submitted to, the Commission under the Exchange Act (I) is recorded, processed, summarized and reported within the time periods specified by the Commission rules and forms and (II) is accumulated and communicated to management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure;

(v)           As of December 31, 2008 (the most recent date as of which the Reporting Controls were evaluated by the Company), the Reporting Controls were effective based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission; and

(vi)           Since the respective dates as of which the Internal Controls were last evaluated, nothing has come to the attention of the Company that has caused the Company to conclude that (I) the Accounting Controls do not perform the functions for which they were established in all material respects or (II) the Disclosure Controls or the Reporting Controls are not effective (within the meaning of the evaluation standards identified above).

(dd)           The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission that have been adopted thereunder, all to the extent that such Act and such rules and regulations are in effect and applicable to the Company.

(ee)           All representations, warranties and agreements of the Company shall survive delivery of the Bonds to the Underwriters regardless of any investigations made by any of the Underwriters or on its behalf.

SECTION 3.	REMARKETING AND CLOSING.

(a)           On the basis of the representations, warranties, covenants and indemnities contained herein and in the other agreements referred to herein and subject to the terms and conditions set forth herein:

(i) the Remarketing Agent shall offer and use its best efforts to sell the Bonds to the Underwriters on the Conversion Date;

(ii) the Underwriters, acting jointly and severally, shall reoffer and use their best efforts to sell the Bonds on the Conversion Date at a price equal to 100% of the principal amount thereof; and

(iii) on the date hereof, the Remarketing Agent (having consulted with the Underwriters) has determined the Term Rate to be 6.20% per annum and has provided notice thereof to the Trustee.

(b)           The Closing of the transactions contemplated herein shall be held in Washington, D.C. at the offices of the Company, or at such other place as the Company and the Remarketing Agent shall mutually agree upon in writing, at 10:00 A.M., New York City time, on the Conversion Date.  The Conversion Date is sometimes herein called the “Closing Date,” and the hour and date of closing is herein called the “Closing Time.”

(c)           In connection with the reoffering of the Bonds, the Company shall pay the Underwriters at the Closing Time a fee in the amount of $739,125, plus reasonable out-of-pocket expenses.  Such fee shall be paid by wire transfer in immediately available funds to Morgan Stanley & Co. Incorporated on behalf of the Underwriters.  The Company and the Remarketing Agent acknowledge and agree that no additional fee shall be owing to the Remarketing Agent in connection with the remarketing of the Bonds under Section 2 of the Remarketing Agreement, dated as of April 1, 2006, by and between the Company and the Remarketing Agent.

SECTION 4.	CONDITIONS TO CLOSING.

(a)           The obligations of the Underwriters hereunder are subject to the accuracy, as of the date of this Agreement and as of the Closing Time, of the representations and warranties of the Company contained in Section 2 hereof and in all certificates of officers of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder to be performed at or prior to the Closing Time, and to the following further conditions:

(i)           The Indenture and the Senior Indenture shall have been duly authorized, executed and delivered (the Indenture Supplement and the Supplemental Officer’s Certificate having been executed and delivered in the form heretofore approved by the Remarketing Agent) and the Underwriters shall have received executed originals or copies thereof.

(ii) At the Closing Time, the Underwriters shall have received:

(A)           The opinion or opinions, dated the Closing Date, of (i) McKennon Shelton & Henn LLP, Bond Counsel, in the form attached as Appendix C to the Reoffering Circular and covering the matters set forth in Exhibits A-1, A-2 and A-3 hereto, (ii) Kirk J. Emge, Esq., General Counsel of the Company, covering the matters set forth in Exhibit B hereto, (iii) Covington & Burling LLP, special counsel to the Company, covering the matters set forth in Exhibit C hereto, and (iv) Dewey &

LeBoeuf LLP, counsel to the Underwriters; and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(B)           A certificate, reasonably satisfactory in form and substance to the Underwriters, of the Chairman, the President, any Senior Vice President, any Vice President, the Treasurer or any Assistant Treasurer of the Company, dated as of the Closing Date, to the effect that, to the best of his or her knowledge: (i) since the respective dates as of which information contained in the Reoffering Circular is given, and except as set forth in or contemplated by the Reoffering Circular or a document incorporated by reference therein, there has not been any Material Adverse Change; (ii) the Company has duly performed all of its obligations under such agreements to be performed at or prior to the Closing Time; and (iii) each of the representations and warranties of the Company contained in the Reoffering Agreement is true and correct as of the Closing Time;

(C)           Evidence, reasonably satisfactory to the Underwriters, to the effect that Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), shall have given the Bonds a rating of “BBB+”, Moody’s Investors Service, Inc. (“Moody’s”) shall have given the Bonds a rating of “Baa1” and Fitch Ratings, Inc. (“Fitch”) shall have given the Bonds a rating of “A”;

(D)           A letter from PricewaterhouseCoopers LLP, dated as of the date of this Reoffering Agreement, in form and substance reasonably satisfactory to the Underwriters and a bringdown with respect to such letter dated the Closing Date; and

(E)           Such additional certificates and other documents as the Underwriters may reasonably request to evidence performance of or compliance with the covenants, agreements, representations and warranties of this Reoffering Agreement and the transactions contemplated hereby or by the Reoffering Circular, all such certificates and other documents to be reasonably satisfactory in form and substance to the Underwriters and their counsel, Dewey & LeBoeuf LLP.

(b)           The Underwriters shall have the right to terminate their obligations hereunder to reoffer and sell the Bonds (and such termination shall not constitute a default for purposes of Section 6 hereof) by notice from Morgan Stanley & Co. Incorporated in writing of their election to do so between the date hereof and the Closing Time, if at any time hereafter and prior to the Closing Time:

(i)           legislation shall be passed by the House of Representatives or the Senate of the Congress of the United States, or favorably reported for passage to either the House of Representatives or the Senate by any committee of either such body to which such legislation shall have been referred for consideration, a decision by a court established under Article III of the Constitution of the United States or the Tax Court of the United States shall be rendered, or a ruling, regulation or order of the Treasury Department of the United States or the Internal Revenue Service shall be made or proposed, in any case having the purpose or effect of imposing federal income taxation, or any other event shall have occurred which results in the imposition of federal income taxation, upon revenues or other income of the general character to be derived by the Issuer from the Loan Agreement, or upon interest received on obligations of the general character of the Bonds, which, in the opinion of Morgan Stanley & Co. Incorporated, might materially and adversely affect the market price of the Bonds, or the market price generally of obligations of the general character of the Bonds, or would make it impracticable to market the Bonds on the terms and in the manner contemplated in the Reoffering Circular;

(ii)           any legislation, ordinance, rule or regulation shall be enacted or adopted, or any order or declaration shall be issued, by any governmental body, department or agency in the State of Maryland or in any other state in which the Company shall be doing business, or a decision by any court of competent jurisdiction within such states shall be rendered which, in the opinion of Morgan Stanley & Co. Incorporated, might materially and adversely affect the market price of the Bonds, or would make it impracticable to market the Bonds on the terms and in the manner contemplated in the Reoffering Circular;

(iii)           a ruling, regulation or official statement by, or on behalf of, the Commission shall be issued or made to the effect that the issuance, offering or sale of the Bonds or obligations of the general character of the Bonds, as contemplated hereby or by the Reoffering Circular, is or would be in violation of any provision of the Securities Act, the Exchange Act or the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

(iv)           legislation shall be passed by the House of Representatives or the Senate of the Congress of the United States of America, or favorably reported for passage to either the House of Representatives or the Senate by any committee of either such body to which such legislation shall have been referred for consideration, a decision by a court of the United States of America shall be rendered, or a ruling, regulation or official statement by or on behalf of the Commission or other governmental agency having jurisdiction of the subject matter shall be made or proposed, in any case to the effect that the Bonds, or obligations of the general character of the Bonds, are not exempt from registration, qualification or other requirements of the Securities Act, the Exchange Act or the Trust Indenture Act;

(v)           the information contained or incorporated by reference in the Reoffering Circular shall be untrue or incorrect in any material respect, shall contain any untrue or misleading statement of a material fact, or shall omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

(vi) legislation shall be enacted by any legislative body which would adversely affect the exemption of interest on the Bonds from Maryland income taxation;

(vii)           additional material restrictions not in force as of the date hereof shall have been imposed upon trading in securities generally by any governmental authority or by any national securities exchange or any suspension of or limitation on trading in securities generally on any national securities exchange, or any suspension of trading of any securities of the Company in any such exchange or in the over-the-counter market or if there is a material disruption in securities settlement, payment or clearance services in the United States;

(viii)                      the New York Stock Exchange or other national securities exchange or any governmental authority shall impose, as to the Bonds or similar obligations, any material restrictions not now in force, or increase materially those now in force, with respect to the extension of credit by, or the charge to the net capital requirements of, underwriters;

(ix) a general banking moratorium shall have been established by federal, New York or Maryland authorities;

(x) the Bonds shall not have been rated at least “BBB+” by S&P, “Baa1” by Moody’s and “A” by Fitch;

(xi)           an outbreak of hostilities or an escalation thereof, a declaration of war by Congress, another substantial calamity or crisis or another event or occurrence of a similar character shall have occurred, which, in the opinion of Morgan Stanley & Co. Incorporated, materially and adversely affects the market price of the Bonds or would make it impracticable to market the Bonds on the terms and in the manner contemplated in the Reoffering Circular; or

(xii)           there shall have occurred any change in or affecting the business, properties, financial condition or results of operations of the Company from that set forth or incorporated by reference in the Reoffering Circular which, in the opinion of Morgan Stanley & Co. Incorporated, materially and adversely affects the investment quality or marketability of the Bonds.

SECTION 5.	COVENANTS.

(a)           (i)           The Company will indemnify and hold harmless (A) the Remarketing Agent and each Underwriter, any member, director, officer, official or employee of the Remarketing Agent or any Underwriter, and each person, if any, who controls the Remarketing Agent or any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and (B) the Issuer, any director, officer, official or employee of the Issuer and each person, if any, who controls the Issuer within the meaning of Section 15 or Section 20 of the Exchange Act (collectively, the “Issuer Indemnified Parties”), against any and all losses, claims, damages and liabilities whatsoever caused by any untrue or misleading statement or alleged untrue or misleading statement of a material fact contained in the Reoffering Circular, as it may be amended or supplemented, distributed in connection with the reoffering of the Bonds or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages and liabilities shall have been caused by an untrue or misleading statement or omission or an alleged untrue or misleading statement or omission which shall have been based upon (X) with respect to the indemnification of the parties referred to in clause (A) above, information relating to the Remarketing Agent or any Underwriter furnished to the Company in writing by the Remarketing Agent or such Underwriter expressly for use therein and (Y) with respect to the indemnification of the Issuer Indemnified Parties, information relating to the Issuer furnished to the Company in writing by the Issuer expressly for use therein.

(ii)           The Remarketing Agent agrees, and each Underwriter agrees, severally and not jointly, to indemnify and hold harmless (A) the Company, any member, director, officer or employee, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and (B) the Issuer Indemnified Parties, against any and all losses, claims, damages and liabilities whatsoever caused by any untrue or misleading statement or alleged untrue or misleading statement of a material fact contained in the Reoffering Circular, as it may be amended or supplemented, distributed in connection with the reoffering of the Bonds or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, in each case to the extent and only to the extent such untrue or misleading statement or alleged untrue or misleading statement or omission or alleged omission was made in any such documents in reliance upon, and in conformity with, information furnished to the Company in writing by the Remarketing Agent or such Underwriter expressly for use in the Reoffering Circular or any amendment or supplement thereto.

(iii)           In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity is required  pursuant to any of the two preceding paragraphs, such person (hereinafter called the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such indemnified party shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding

(including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to local counsel) for all such indemnified parties, unless representation of more than one indemnified party by the same counsel would be inappropriate due to actual or potential differing interests between them, and that all such fees and expenses shall be reimbursed as they are incurred.  In the event of such a conflict, such firm shall be designated in writing (x) by Morgan Stanley & Co. Incorporated in the case of parties indemnified pursuant to (a)(i)(A) of this Section 5, (y) by the Issuer in the case of the Issuer Indemnified Parties and (z) by the Company in the case of parties indemnified pursuant to (a)(ii) of this Section 5.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses contemplated by the third sentence of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after the receipt by the indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party for the fees and expenses to which such indemnified party is entitled hereunder in accordance with such request prior to the date of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(iv)           If the indemnification provided for in (a)(i)(A) or (a)(ii)(A) of this Section 5 is unavailable to an indemnified party under such paragraph, in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Remarketing Agent and the Underwriters, on the other hand, from the reoffering and sale of the Bonds or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Remarketing Agent and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages and liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company, on the one hand, and the Remarketing Agent and the Underwriters, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the reoffering and sale of the Bonds (before deducting expenses) received by the Company bear to the total commissions received by the Underwriters in connection therewith.  The relative fault of the Company, and the Remarketing Agent and the Underwriters, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading relates to information supplied by the Company or by the Remarketing Agent or an Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Remarketing Agent and the Underwriters agree that it would not be just and equitable if contribution were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim.  Notwithstanding the provisions of this Section, neither the Remarketing Agent nor any Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Bonds were reoffered and distributed to the public exceeds the amount of any damages that the Remarketing Agent or such Underwriter, as the case may be, has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(v)           The indemnity and contribution agreements contained in this Section 5 and the representations and warranties of the Company shall remain operative and in full force and effect regardless of (i) any termination of this Reoffering Agreement, (ii) any investigation made by or on behalf of the Company or the Remarketing Agent, their respective officers or directors or any other person controlling the Company or the Remarketing Agent and (iii) sale and delivery of any of the Bonds.

(vi)           The provisions of this Section 5 shall inure to the benefit of the Issuer Indemnified Parties as third party beneficiaries.

(b)           The Company hereby authorizes the use by the Remarketing Agent and the Underwriters of the Reoffering Circular and the information contained therein in connection with the reoffering and sale of the Bonds.  The Company will promptly notify Morgan Stanley & Co. Incorporated of any Material Adverse Change occurring before the Closing Date or until distribution of the Bonds is complete which would require a change in the Reoffering Circular (including the Appendix) in order to make the statements therein, in light of the circumstances under which they were made, not misleading in connection with the sale of the Bonds.  After such notification, if, in the opinion of the Company, Morgan Stanley & Co. Incorporated or counsel for the Underwriters, a change would be required in the Reoffering Circular in order to make the statements therein, in light of the circumstances under which they were made, true and not misleading, then such change will be made in the Reoffering Circular and the Company will supply copies of the Reoffering Circular as so amended to the Remarketing Agent and the Underwriters for distribution.  The Company may deem the distribution of the Bonds to be complete on the Closing Date unless otherwise notified by Morgan Stanley & Co. Incorporated on or prior to such date.  The Company will provide to the Remarketing Agent and the Underwriters, not less than two business days after the date hereof, such number of copies of the Reoffering Circular as the Remarketing Agent and the Underwriters shall request for distribution to purchasers of the Bonds.

(c)           The Company will advise Morgan Stanley & Co. Incorporated promptly of the institution of any legal or regulatory proceedings prior to the Closing Time affecting the transactions contemplated by this Reoffering Agreement.

(d)           At or prior to the Closing Time, the Company will furnish or cause to be furnished to the Remarketing Agent and the Underwriters, to the extent not publicly available, copies of the Indenture, the Senior Indenture and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Remarketing Agent and the Underwriters may reasonably request.

SECTION 6.	PAYMENT OF EXPENSES.

Whether or not the Bonds are remarketed, the Remarketing Agent and the Underwriters shall be under no obligation to pay expenses incident to the transactions contemplated hereby. All reasonable expenses and costs to effect the reoffering and sale of the Bonds (including, without limitation, the fee payable to the Underwriters and the out-of-pocket expenses of the Remarketing Agent and the Underwriters, the reasonable fees and disbursements of McKennon Shelton & Henn LLP, the reasonable fees and disbursements of Dewey & LeBoeuf LLP, the expenses and costs for the preparation, printing, photocopying, execution and delivery of the Reoffering Circular, the Indenture, the Senior Indenture, this Reoffering Agreement and all other agreements and documents contemplated hereby, as well as all accountants’ fees, rating agency fees and all trustee fees) shall be paid by the Company.  Nothing in this Section 6 shall limit the right of the Company to refrain from paying, or from proceeding against the Remarketing Agent or the Underwriters with respect to, such costs and expenses if the Remarketing Agent or the Underwriters shall have defaulted hereunder.

SECTION 7.	NOTICE.

Any notice or other communication to be given hereunder will be in writing and mailed or delivered to:

The Company:

Potomac Electric Power Company 701 Ninth Street, N.W. Washington, D.C. 20068 Attention: Treasurer

The Remarketing Agent:

Morgan Stanley & Co. Incorporated 1221 Avenue of the Americas, 30th Floor New York, New York 10020 Attention: Francis J. Sweeney

The Underwriters:

c/o Morgan Stanley & Co. Incorporated 1221 Avenue of the Americas, 30th Floor New York, New York 10020 Attention: Francis J. Sweeney

The Issuer:

100 North Charles Street 6th Floor Baltimore, Maryland 21201 Attention: Executive Director

SECTION 8.	APPLICABLE LAW.

This Reoffering Agreement shall be governed by, and interpreted under, the laws of the State of New York.

SECTION 9.	EXECUTION OF COUNTERPARTS.

This Reoffering Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

SECTION 10.	SEVERABILITY.

If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.
[Signatures appear on the following page]

IN WITNESS WHEREOF, the Company, the Remarketing Agent and the Underwriters, intending to be legally bound, have caused their duly authorized representatives to executive and deliver this Reoffering Agreement as of the date first written above.

POTOMAC ELECTRIC POWER COMPANY

By:	/s/ KEVIN M. McGOWAN
Name: Kevin M. McGowan Title: Vice President and Treasurer

MORGAN STANLEY & CO. INCORPORATED, as Remarketing Agent

By:	/s/ KAYNAZ ROLCHSAR
Name: Kaynaz Rolchsar Title: Vice President

MORGAN STANLEY & CO. INCORPORATED

KEYBANC CAPITAL MARKETS INC.

SUNTRUST ROBINSON HUMPHREY, INC.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	MORGAN STANLEY & CO. INCORPORATED

	By:	/s/ KAYNAZ ROLCHSAR
Name: Kaynaz Rolchsar Title: Vice President

Exhibit A-1

[LETTERHEAD OF MCKENNON SHELTON & HENN LLP]

March 17, 2009

Maryland Economic
Development Corporation
Baltimore, Maryland

Morgan Stanley & Co. Incorporated
KeyBanc Capital Markets Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Bank, National Association

c/o Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York  10020

Ladies and Gentlemen:

Maryland Economic Development Corporation (the “Issuer”) has previously issued its Pollution Control Revenue Refunding Bonds (Potomac Electric Project) 2006 Series (the “Bonds”).  In connection with (1) the conversion on April 17, 2008 of the interest borne by the Bonds from an Auction Rate to a Weekly Rate (the “Weekly Rate Conversion”), (2) the modification of the Trust Indenture dated as of April 1, 2006 (the “Original Indenture”), between the Issuer and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”) pursuant to the First Supplemental Trust Indenture and Supplemental Loan Agreement dated as of January 1, 2009 (the “First Supplemental Indenture and Agreement”), among the Issuer, Potomac Electric Power Company (the “Company”) and the Trustee (the “First Modification”), (3) the termination on January 9, 2009 of the financial guaranty insurance policy previously issued by Ambac Assurance Corporation (“Ambac”) for the benefit of the holders of the Bonds (the “Bond Insurance Termination”), (4) the conversion on the date hereof of the interest borne by the Bonds from a Weekly Rate to a Term Rate to maturity (the “Term Rate Conversion”) and (5) the modification of the Original Indenture, as amended and supplemented by the First Supplemental Indenture and Agreement, pursuant to the Second Supplemental Trust Indenture dated as of March 17, 2009 (the “Second Supplemental Indenture”), between the Issuer and the Trustee (the “Second Modification”; together with the Weekly Rate Conversion, the First Modification, the Bond Insurance Termination and the Term Rate Conversion, collectively, the “Transaction”), we have examined:

(i)           the Original Indenture, as amended and supplemented by the First Supplemental Indenture and Agreement and the Second Supplemental Indenture (as so amended and supplemented, the “Indenture”);

A-1-1

Maryland Economic
Development Corporation, et al.
March 17, 2009

(ii)           the Loan Agreement dated as of April 1, 2006, between the Issuer and the Company (as amended and supplemented by the First Supplemental Indenture and Agreement, the “Loan Agreement”);

(iii)          the Release Agreement dated as of January 9, 2009, among Ambac, the Trustee, the Issuer, the Company and Pepco BTE, Inc.;

(iv)          relevant provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, the “Code”);

(v)           relevant provisions of Sections 10-101 through 10-132, inclusive, of the Economic Development Article of the Annotated Code of Maryland (the “Act”); and

(vi)          other proofs submitted to us relative to the Transaction.

All capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

For the purposes of this opinion, we have assumed, without investigation, that immediately prior to the Transaction, the interest on the Bonds was excludable from gross income for federal income tax purposes and the interest on the Bonds was not includible in the alternative minimum taxable income of individuals, corporations or other taxpayers as an enumerated item of tax preference or other specific adjustment.  We have also assumed that the Company complied during all periods subsequent to the issuance of the Bonds and prior to the date hereof, and will continue strictly to comply, with the provisions of the Loan Agreement, including (without limitation) Section 5.2 thereof.  Without limiting the generality of the foregoing, we have made no investigation of, and are rendering no opinion regarding, (i) the use of the proceeds of the Bonds; (ii) any investment of such proceeds or of any moneys or securities that may be deemed to be proceeds of the Bonds under the provisions of the Code; (iii) the use of any portion of the facilities financed or refinanced with the proceeds of the Bonds; (iv) the payment of any rebates with respect to the Bonds; or (v) any other matters occurring prior to or subsequent to the issuance of the Bonds that may affect the tax exemption for the Bonds.

Based upon the foregoing, it is our opinion that, under existing statutes, regulations and decisions, the Transaction, in and of itself, will not adversely affect (i) the excludability of the interest on the Bonds from gross income for federal income tax purposes and (ii) the status of interest on the Bonds as not includible in the alternative minimum taxable income of individuals, corporations or other taxpayers as an enumerated item of tax preference or other specific adjustment.

The opinions expressed above are limited to the matters set forth above, and no other opinions should be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable laws or interpretations thereof

A-1-2

Maryland Economic
Development Corporation, et al.
March 17, 2009

change after the date hereof or if we become aware of any facts or circumstances that might change the opinions expressed herein after the date hereof.

This opinion is solely for the use of the addressees in connection with the Transaction and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any other person or entity without our prior written consent.  Without limiting the generality of the foregoing, this opinion may not be relied upon by any person or entity to whom it is not specifically addressed.

This opinion is furnished by us as Bond Counsel pursuant to Section 4(a)(ii) of the Reoffering Agreement dated March 10, 2009, among the Company, Morgan Stanley & Co. Incorporated, as remarketing agent, and the underwriters named therein.  No attorney-client relationship has existed or exists between our firm and any addressee in connection with the Transaction or by virtue of this opinion.

Very truly yours,

A-1-3

Exhibit A-2

[LETTERHEAD OF MCKENNON SHELTON & HENN LLP]

March 17, 2009

Maryland Economic
Development Corporation
Baltimore, Maryland

Morgan Stanley & Co. Incorporated
KeyBanc Capital Markets Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Bank, National Association

c/o Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York  10020

Ladies and Gentlemen:

As Bond Counsel to Maryland Economic Development Corporation (the “Issuer”), we rendered legal advice and assistance in the preparation of the Reoffering Circular dated March 10, 2009 (the “Reoffering Circular”), relating to the Issuer’s Pollution Control Revenue Refunding Bonds (Potomac Electric Project) 2006 Series (the “Bonds”).  Rendering such assistance involved, among other things, reviews of and reports on certain public records, documents and proceedings.  We do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Reoffering Circular except as expressly provided herein.

Based on such review, the portions of the Reoffering Circular captioned as follows fairly summarize the legal matters therein referred to:  “The Bonds” (excluding the second and third sentences of the second paragraph under the caption “Security,” the material under the caption “Book-Entry Only System” and the references to The Depository Trust Company’s book-entry only system); “The Agreement” (excluding the material under the caption “Refunding Certain Prior Bonds; Issuance of Bonds” and the third paragraph under the caption “Tax-Exempt Status of the Bonds”); and “The Bond Indenture.”  The statements and information under the caption “Tax Matters” are true and correct in all material respects.

We express no view as to the laws of any jurisdiction other than the laws of the State of Maryland and the federal laws of the United States of America as currently in effect.  The views expressed above are limited to the matters set forth above, and no opinions should be inferred beyond the matters expressly stated.  We assume no obligation to supplement this letter if any applicable laws or interpretations thereof change after the date hereof or if we become aware of any facts or circumstances that might change the views expressed herein after the date hereof.

A-2-1

Maryland Economic
Development Corporation, et al.
March 17, 2009

The views expressed herein are solely for the use of the addressees in connection with the consummation of the transactions contemplated by the Reoffering Circular and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any person or entity, provided that this letter may be included in the transcript of supporting documents in connection with the issuance of the Bonds.  This letter may not be relied upon by the holders of the Bonds or any other person or entity to whom it is not specifically addressed.

This letter is furnished by us to meet the requirement of Section 4(a)(ii) of the Reoffering Agreement dated March 10, 2009 among Potomac Electric Power Company, the remarketing agent for the Bonds and the underwriters of the Bonds.

Very truly yours,

A-2-2

Exhibit A-3

[LETTERHEAD OF MCKENNON SHELTON & HENN LLP]

March 17, 2009

Maryland Economic
Development Corporation
Baltimore, Maryland

Morgan Stanley & Co. Incorporated
KeyBanc Capital Markets Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Bank, National Association

c/o Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York  10020

Ladies and Gentlemen:

As Bond Counsel to Maryland Economic Development Corporation (the “Issuer”) in connection with the remarketing of the Issuer’s $109,500,000 Pollution Control Revenue Refunding Bonds (Potomac Electric Project), 2006 Series (the “Bonds”), as limited obligations of the Issuer, we have examined:

(i)           relevant provisions of Sections 10-101 through 10-132, inclusive, of the Economic Development Article of the Annotated Code of Maryland (the “Act”);

(ii)          the Trust Indenture dated as of April 1, 2006, between the Issuer and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as amended and supplemented, by the First Supplemental Trust Indenture and Supplemental Loan Agreement dated as of January 1, 2009 (the “First Supplemental Indenture and Agreement”), among the Issuer, Potomac Electric Power Company and the Trustee and the Second Supplemental Trust Indenture dated as of March 17, 2009 (the “Second Supplemental Indenture”), between the Issuer and the Trustee (as amended and supplemented, the “Indenture”);

(iii)         the Loan Agreement dated as of April 1, 2006, between the Issuer and the Company (as amended and supplemented by the First Supplemental Indenture and Agreement, the “Loan Agreement”);

(iv)         relevant provisions of the Constitution and laws of the State of Maryland; and

(v)          other proofs submitted to us relative to the issuance and sale of the Bonds.

A-3-1

Maryland Economic
Development Corporation, et al.
March 17, 2009

In rendering this opinion, we have made no investigation of, and are rendering no opinion regarding, the title to, liens on or security interests in real or personal property.

Based upon the foregoing, it is our opinion that:

(a)           The Indenture and the Loan Agreement have been duly authorized, executed and delivered by the Issuer and, assuming the due authorization, execution and delivery thereof by the other parties thereto, the Indenture and the Loan Agreement constitute the valid and binding obligations of the Issuer.

(b)           The Indenture and the Loan Agreement are subject to bankruptcy, insolvency, moratorium, reorganization and other state and federal laws affecting the enforcement of creditors’ rights and to general principles of equity, and enforceability of the indemnification provisions of the Loan Agreement may be limited by applicable public policy.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland as currently in effect.  The opinions expressed above are limited to the matters set forth above, and no other opinions should be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable laws or interpretations thereof change after the date hereof or if we become aware of any facts or circumstances that might change the opinions expressed herein after the date hereof.

This opinion is furnished by us solely for your use in connection with the consummation of the transactions contemplated by the Second Supplemental Indenture and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any person or entity, provided that this opinion may be included in the transcript of supporting documents in connection with the reoffering of the Bonds.  This opinion may not be relied upon by the holders of the Bonds or any other person or entity to whom it is not specifically addressed.

Very truly yours,

A-3-2

Exhibit B

[PEPCO LETTERHEAD]

March 17, 2009

Morgan Stanley & Co. Incorporated
KeyBanc Capital Markets Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Bank, National Association

c/o Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York  10020

Ladies and Gentlemen:

I am General Counsel of Potomac Electric Power Company (the “Company”) and am rendering this opinion pursuant to Section 4(a)(ii) of the Reoffering Agreement, dated March 10, 2009 (the “Reoffering Agreement”), among the Company, Morgan Stanley & Co. Incorporated, as remarketing agent under the Indenture (as hereinafter defined), and yourselves, as Underwriters, relating to the reoffering and sale of $109,500,000 aggregate principal amount of Pollution Control Revenue Refunding Bonds (Potomac Electric Project) 2006 Series (the “Bonds”) of the Maryland Economic Development Corporation (the “Issuer”).  Terms used herein and not defined have the meanings provided therefor in the Reoffering Agreement.

The Bonds were issued under the Trust Indenture, dated as of April 1, 2006 (as heretofore amended and supplemented, the “Original Indenture”), by and between the Issuer and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).  The Issuer and the Trustee have also entered into a second supplemental indenture dated as of March 1, 2009 (the “Indenture Supplement”) for the purpose of (i) modifying the redemption provisions of the Bonds and (ii) providing that the Bonds will automatically accelerate upon an acceleration of the Senior Notes (as defined below).  The Original Indenture, as amended and supplemented by the Indenture Supplement, is referred to herein as the “Indenture.”  The Issuer loaned the proceeds of the Bonds to the Company pursuant to a Loan Agreement, dated as of April 1, 2006, between the Issuer and the Company for the purpose of refunding a like principal amount of revenue bonds previously issued by Montgomery County, Maryland and Prince George’s County, Maryland.  The Loan Agreement was amended by a First Supplemental Trust Indenture and Supplemental Loan Agreement, dated as of January 1, 2009 (the “First Supplement,” and the Loan Agreement, as so supplemented, the “Loan Agreement”).

As security for the Bonds, the Trustee holds $109,500,000 principal amount of senior notes (the “Senior Notes”) issued under an Indenture dated as of November 17, 2003 (as heretofore amended and supplemented, the “Original Senior Indenture”) between the Company and The Bank of New York Mellon (formerly known

March 17, 2009
Page

as The Bank of New York), as trustee (the “Senior Indenture Trustee”).  The Company has executed a supplemental officer’s certificate, dated as of January 9, 2009  (the “January 2009 Supplemental Officer’s Certificate”), for the purpose of modifying the transfer restrictions on the Senior Notes, and a supplemental officer’s certificate, dated as of March 17, 2009 (the “March 2009 Supplemental Officer’s Certificate”) for the purpose of (i) adding an additional covenant with respect to the release date under the Original Senior Indenture and (ii) providing for redemption of the Senior Notes upon an acceleration of the Bonds.  The Original Senior Indenture, as amended and supplemented by the January 2009 Supplemental Officer’s Certificate and the March 2009 Supplemental Officer’s Certificate, is referred to herein as the “Senior Indenture.”

The Senior Notes are secured by $109,500,000 principal amount of first mortgage bonds (the “Collateral Bonds”) issued under a Mortgage and Deed of Trust, dated July 1, 1936 between the Company and The Bank of New York Mellon (formerly known as The Bank of New York and as successor-in-interest to The Riggs National Bank of Washington, D.C.), as trustee (the “Mortgage Trustee”). The Mortgage and Deed of Trust, as amended and supplemented by various supplemental indentures, including the supplemental indenture, dated as of April 1, 2006, establishing the terms of the Collateral Bonds (the “Mortgage Supplemental Indenture”) is referred to herein as the “Mortgage.”

I or attorneys under my supervision have reviewed:

(i)           the Reoffering Agreement;

(ii)          the Reoffering Circular dated March 10, 2009, including the Appendices thereto and the documents incorporated therein by reference (collectively, the “Reoffering Circular”), for the remarketing of the Bonds;

(iii)         the Loan Agreement;

(iv)         a facsimile copy of the Bonds received by the Trustee;

(v)          the Original Indenture;

(vi)         the Indenture Supplement;

(vii)        the Original Senior Indenture;

(viii)       the  January 2009 Supplemental Officer’s Certificate;

(ix)          the March 2009 Supplemental Officer’s Certificate;

(x)           a facsimile copy of the Senior Notes received from the Senior Indenture Trustee in connection with the issuance of the Senior Notes;

(xi)          the Mortgage;

March 17, 2009
Page

(xii)         the Mortgage Supplemental Indenture;

(xiii)        a facsimile copy of the Collateral Bonds received from the Mortgage Trustee in connection with the issuance of the Collateral Bonds; and

(xiv)        the Amended and Restated Articles of Incorporation of the Company and its Amended and Restated By-Laws.

I, or my representatives, also have examined or caused to be examined originals, or copies that have been certified or otherwise identified to my or their satisfaction as being true copies, of such other instruments, certificates and other documents or records as I or they have deemed necessary or appropriate to enable me to render the opinions set forth below.  In my or my representatives’ review and examination, I or they have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, and the conformity to original documents of all documents submitted to me or them as copies.

Based on the foregoing, and subject to the reservations and limitations and exceptions set forth herein, I am of the opinion that:

1.           The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of each of the District of Columbia and the Commonwealth of Virginia, with full corporate power to conduct the business now being conducted by it, to own and operate the properties used and useful in said business and to execute and deliver and to carry out and perform its obligations under the Loan Agreement, the Senior Indenture and the Reoffering Agreement.

2.           The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

3.           Each of the Loan Agreement, the Senior Indenture and the Reoffering Agreement has been duly authorized, executed and delivered by the Company.

4.           The Senior Notes have been duly authorized, executed and delivered by the Company, and constitute valid securities within the meaning of Section 28:8-110(a)(1) of the District of Columbia Uniform Commercial Code and Section 8.8A-110(a)(1) of the Virginia Uniform Commercial Code.

5.           The Mortgage has been duly authorized, executed and delivered by the Company and constitutes a valid and binding instrument of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting mortgagees’ and other creditors’ rights and to general equity

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principles and except to the extent that the law of the jurisdictions in which the mortgaged property is located may limit or deny certain remedial provisions of the Mortgage.

6.           The Collateral Bonds are in the form contemplated by the Mortgage, have been duly authorized, executed and delivered by the Company, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will have been issued and delivered in accordance with the terms, and will be entitled to the benefits, of the Mortgage.

7.           (a) The execution and delivery of the Loan Agreement, the Senior Indenture and the Reoffering Agreement, and performance by the Company of its obligations thereunder, do not and will not violate or constitute a default under (i) the Amended and Restated Articles of Incorporation or the Amended and Restated By-Laws of the Company, (ii) any statute, governmental rule or regulation, or court order by which the Company or its property is bound, (iii) any agreement, indenture, mortgage, lease, note or other obligation or instrument to which the Company is a party, excluding, in the case of (ii) or (iii) above, violations or defaults that would not have a Material Adverse Effect; and (b) save and except for the authorization of the DCPSC duly granted in its Order No. 12713, dated April 23, 2003 and effective May 16, 2003, in its Formal Case No. 1018, which order remains in full force and effect, no approval or other action by any governmental authority or agency is required in connection therewith.

8.           The Company holds valid and subsisting franchises, licenses and permits authorizing it to carry on the utility businesses in which it is engaged.

9.           The Company has good and marketable title to all real property owned by the Company and described in the Mortgage as subject to the lien thereof, subject only to such exceptions, defects and qualifications as do not (i) affect the value of any such properties that are material to the business of the Company in any material respect or (ii) affect the use made or proposed to be made of such properties by the Company in any material respect; and the descriptions of all such property contained in the Mortgage are adequate for purposes of the lien purported to be created by the Mortgage.

10.           The Mortgage constitutes a valid first lien or charge, to the extent that it purports to be such, upon the interest held by the Company in its property covered by the Mortgage, subject only to such exceptions, defects, qualifications and other matters as may be permitted by the Mortgage and to such other matters as in my opinion do not materially affect the security for the Collateral Bonds.  The Mortgage has been duly recorded in each county in which real property subject to the lien of the Mortgage is located, and all requisite steps have been taken to perfect the security interest of the Mortgage in personal property of the Company; and all taxes and recording and filing

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fees required to be paid with respect to the execution, recording or filing of the Mortgage, the filing of financing statements and similar documents and the issuance of the Collateral Bonds have been paid.

11.           The statements contained in the Reoffering Circular under the captions “THE AGREEMENT,” “DESCRIPTION OF SENIOR NOTES” and “DESCRIPTION OF FIRST MORTGAGE BONDS,” insofar as such statements purport to summarize certain provisions of the Agreement, the Senior Indenture and the Mortgage, are reasonable summaries of such provisions.

12.           The documents incorporated by reference in Appendix A to the Reoffering Circular (other than the financial statements, including the notes thereto, and financial schedules and other financial data included or incorporated therein, or omitted therefrom, as to which I express no opinion), when they were filed with the Commission complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

13.           The Company is not an “investment company” under the Investment Company Act of 1940, as amended.

In addition, I advise you that, I know of no action, suit, proceeding, inquiry or investigation at law or equity by a judicial or administrative court or agency, pending or threatened, against the Company, reasonably likely to materially and adversely affect (i) the validity or enforceability of the Loan Agreement, the Senior Indenture or the Reoffering Agreement or (ii) except as disclosed in the Reoffering Circular, the Company or its business.

Further, I am not passing upon and do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Reoffering Circular and make no representations that I have independently verified the accuracy, completeness or fairness of such statements, except insofar as such statements refer specifically to me.  However, based on my or my representatives’ examination of the Reoffering Circular, on my general familiarity with the affairs of the Company and on my or my representatives’ participation in conferences with officials and other representatives of, and other counsel for, the Company, with PricewaterhouseCoopers LLP, the independent accountants of the Company, and with your representatives and your counsel, I do not believe that the Reoffering Circular as of its date contained, or as of the date hereof contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.   The foregoing statement is subject to the qualification that I am not expressing any opinion or belief on (a) the financial statements, including the notes thereto, the financial schedules and the other financial data included or incorporated by reference in the Reoffering Circular and (b) any of the information in the following sections of the Reoffering Circular:

•	The sections of the Reoffering Circular headed:

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o	“THE ISSUER,”

o	“-Book-Entry Only System,” and

o	“TAX MATTERS” (or any other information relating to the status of interest on the Bonds for tax purposes).

•	The information included in Appendix B of the Reoffering Circular.

•	The information included in Appendix C of the Reoffering Circular.

My opinions in paragraphs 5 and 6 above are subject to the following limitations and qualifications:

I express no opinion as to:

    (i)                      waivers of defenses or other rights or benefits bestowed by operation of law;

    (ii)                     releases or waivers of unmatured claims or rights;

    (iii)                    provisions requiring amendments and waivers to be in writing;

    (iv)                    provisions making notices effective even if not actually received; or

    (v)                     provisions purporting to make a party’s determination conclusive.

No opinion is being expressed herein on any provision relating to indemnification or contribution in connection with securities laws or relating to indemnification, conditions of exculpation in connection with willful, reckless, or criminal acts or negligence of the indemnified person or entity or the person or entity receiving indemnification or contribution.

This opinion is given as of the date and time of delivery hereof solely in connection with settlement of the sale of the Bonds on the date hereof and no opinion is expressed as to any matter not explicitly set forth in the numbered paragraphs herein.  I assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in laws which may hereafter occur.

I am a member of the Bar of the District of Columbia and the Bar of the State of Maryland, and I express no opinion herein as to any law other than the laws of the District of Columbia, the State of Maryland, the Commonwealth of Virginia, the Commonwealth of Pennsylvania and the federal law of the United States.  With respect to the laws of the Commonwealth of Virginia and the Commonwealth of Pennsylvania, I

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have received advice, satisfactory to me, from Virginia and Pennsylvania counsel admitted in such jurisdictions whom I deem fully competent to furnish such advice.

The opinions contained herein are rendered solely for your benefit and may not be relied on by any other person, except that I hereby authorize Dewey & LeBoeuf LLP, in connection with rendering its opinion to you on the date hereof relating to the reoffering of the Bonds, to rely on such opinions with respect to matters governed by the laws of the District of Columbia, the State of Maryland, the Commonwealth of Virginia and the Commonwealth of Pennsylvania.  The opinions expressed in this letter are limited to the matters set forth herein, and no opinion should be inferred beyond those opinions expressly stated.  I assume no obligation to advise you of any facts that come to my attention, or any changes in law, subsequent to the date hereof.

Very truly yours,

Exhibit C

[LETTERHEAD OF COVINGTON & BURLING LLP]

March 17, 2009

Morgan Stanley & Co. Incorporated
KeyBanc Capital Markets Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Bank, National Association

c/o Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York  10020

Ladies and Gentlemen:

We are special counsel to Potomac Electric Power Company (the “Company”) and are rendering this opinion pursuant to Section 4(a)(ii) of the Reoffering Agreement, dated March 10, 2009 (the “Reoffering Agreement”), among the Company, Morgan Stanley & Co. Incorporated, as remarketing agent under the Indenture (as hereinafter defined), and yourselves, as Underwriters, relating to the reoffering and sale of $109,500,000 aggregate principal amount of Pollution Control Revenue Refunding Bonds (Potomac Electric Project) 2006 Series (the “Bonds”) of the Maryland Economic Development Corporation (the “Issuer”).  The Bonds were issued under the Trust Indenture, dated as of April 1, 2006 and amended on January 1, 2009 (as amended, the “Original Indenture”), by and between the Issuer and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), which has been amended and supplemented by a second supplemental indenture, dated as of March 1, 2009, between the Issuer and the Trustee for the purpose of (i) modifying the redemption provisions of the Bonds and (ii) providing that the Bonds will automatically accelerate upon an acceleration of an aggregate principal amount of $109,500,000 Senior Notes, Medco Series due September 1, 2022.

We have reviewed the Reoffering Circular, dated March 10, 2009, including the Appendices thereto and the documents incorporated therein by reference (collectively, the “Reoffering Circular”), for the reoffering of the Bonds.  We also have reviewed such corporate records, certificates and other documents and such questions of law, as we have deemed necessary or appropriate for the purposes of rendering this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

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We have made no investigation for the purpose of verifying the assumptions set forth herein.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

The offer and resale of the Bonds by the Company in accordance with the Reoffering Agreement does not require registration under the Securities Act of 1933, as amended.  In expressing this opinion, we have assumed, with your permission, and without having conducted any independent investigation or analysis with respect to the matter, that the Bonds have been duly and validly issued and that the interest thereon is not includable (with only the limited exceptions expressly set forth in the opinions of bond counsel referred to below) in the gross income of the owners thereof for United States federal income tax purposes.  We note that you have received (i) an opinion from McKennon Shelton & Henn LLP, as bond counsel, dated as of April 13, 2006, regarding, among other things,  (A) the United States federal income tax treatment of the interest on the Bonds and (B) the valid issuance of the Bonds by the Issuer and (ii) an opinion from McKennon Shelton & Henn LLP, as bond counsel, of even date herewith, regarding the United States federal income tax treatment of the interest on the Bonds following (1) the conversion of the interest rate mode on the Bonds from an auction rate mode to a weekly rate mode, (2) the modification of the Indenture pursuant to the First Supplemental Indenture Trust Indenture and Supplemental Loan Agreement, dated as of January 1, 2009, among the Issuer, the Company and the Trustee, (3) the termination of the financial guarantee insurance policy previously issued by Ambac Assurance Corporation for the benefit of the holders of the Bonds, (4) the conversion of the interest rate mode on the Bonds from a weekly rate mode to a term rate mode and (5) the modification of the Indenture pursuant to the Second Supplemental Trust Indenture, of even date herewith, between the Issuer and the Trustee.

In addition, in accordance with our understanding with the Company as to the scope of our services in connection with the offering of the Bonds, as special counsel to the Company, we reviewed the Reoffering Circular and participated in discussions with your representatives and those of the Company, your counsel and the Company’s accountants.  On the basis of the information which was reviewed by us in the course of the performance of the services referred to above, considered in the light of our understanding of the applicable law and the experience we have gained through our practice under the federal securities laws, we confirm to you that nothing came to our attention in the course of such review which has caused us to believe that the Reoffering Circular as of its date contained, or as of the date hereof contains, any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The limitations inherent in the independent verification of factual matters and the character of determinations involved in the preparation of the Reoffering Circular are such, however, that we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Reoffering Circular.  Also, we

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do not express any opinion or belief as to the financial statements, including the notes thereto, the financial schedules and the other financial and statistical data included in the Reoffering Circular and on any of the information in the following sections of the Reoffering Circular:

•	The sections of the Reoffering Circular headed:

o	“THE ISSUER,”

o	“-Book-Entry Only System,” and

o	“TAX MATTERS” (or any other information relating to the status of interest on the Bonds for tax purposes).

•	The information included in Appendix B of the Reoffering Circular.

•	The information included in Appendix C of the Reoffering Circular.

We do not express any opinion on any laws other than federal securities laws of the United States.

This opinion is given solely for your benefit in your capacity as Underwriters and may not be relied upon by any other person without our written consent.  This opinion may not be disclosed to any other person without our written consent.

Very truly yours,